Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Reaches Agreement

With Lenders to Restructure Debt

Strengthens Company’s Competitive Position Going Forward

Company Will Continue to Operate Normally,

Business Plan Fully Funded as 2012 Tax Season Preparations Begin

PARSIPPANY, NJ – May 24, 2011 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (OTCQB: JHTX), the nation’s second largest tax preparation firm, today announce that it has reached a definitive agreement with its secured lenders on a restructuring plan that will significantly reduce the company’s outstanding debt and interest expense, while putting the company on solid financial footing with an appropriate capital structure to support its business plan going forward. Jackson Hewitt expects the restructuring plan to be fully implemented in 45-60 days. During this period, Jackson Hewitt will have the liquidity and financial flexibility to operate in the normal course and begin preparations for the 2012 tax season. In connection with the restructuring plan and its implementation, Jackson Hewitt expects that no disruption will be experienced by its clients, franchisees or employees.

“This is a very important and positive day for Jackson Hewitt and its key constituents,” stated Philip H. Sanford, president and chief executive officer of Jackson Hewitt. “Our clients, franchisees, employees and business partners can be confident in our future, as we take the steps to reduce our debt and interest expense, while significantly strengthening our balance sheet. The debt and interest rate burden we have carried in recent years has limited our potential and financial flexibility and, this will no longer be the case. With the solid support of our secured lenders, the debt restructuring we are implementing will position Jackson Hewitt with a strong balance sheet, a fully funded business plan and the ability to make investments that will better position us to compete and win in the market place going forward. The Jackson Hewitt brand is greatly strengthened by the actions we are taking today, and we can confidently begin our preparations for the 2012 tax season and beyond. Our only regret is that there is insufficient value for our equity holders and unsecured creditors to share.”

“It is also important to note that the day-to-day operations of our business will not be affected by the implementation of our debt restructuring plan,” continued Sanford. “We want to assure our clients, franchisees and employees that we are committed to strengthening Jackson Hewitt for the long term and to continuing to provide quality, accurate tax preparation services that meet the needs, and exceed the expectations, of our valued clients.”

In order to implement the financial restructuring, Jackson Hewitt and its subsidiaries today filed voluntary petitions for reorganization under chapter 11 in the U.S. Bankruptcy Court for the District of Delaware. The Company also filed, with the petitions, a pre-packaged plan of reorganization that contains the terms of the restructuring agreed to with the company’s lenders.

Jackson Hewitt Tax Service Inc.

Since Jackson Hewitt has already received all of the necessary approvals from its secured lenders for the proposed Plan, it will request that the Court confirm the Plan on an expedited basis. In the interim, Jackson Hewitt’s franchisees will experience no changes in their day-to-day business activity and Jackson Hewitt clients will have continual access to tax preparation services at Jackson Hewitt offices nationwide.

Under the terms of the proposed Plan, Jackson Hewitt’s current secured lenders will receive their pro rata share of a new $100 million term loan and all of the equity in the reorganized enterprise. The Company also anticipates entering into a new $115 million revolving credit facility upon consummation of the Plan. It is anticipated that upon consummation of the proposed Plan, Jackson Hewitt’s new equity will be privately held. Under the proposed Plan, all of the Company’s existing common stock will be cancelled upon Jackson Hewitt’s emergence from bankruptcy.

Moelis & Company is acting as financial advisor to Jackson Hewitt, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as Jackson Hewitt’s counsel.

Additional Information

Additional information about Jackson Hewitt’s prepackaged restructuring plan is available at www.jacksonhewitt.com/restructuring.

About Jackson Hewitt Tax Service Inc.

Based in Parsippany, N.J., Jackson Hewitt Tax Service Inc. (OTCQB: JHTX) is an industry leading provider of full service individual federal and state income tax preparation, with franchised and company-owned office locations throughout the United States. Jackson Hewitt Tax Service® also offers an online tax preparation product at www.jacksonhewittonline.com. For more information, or to locate the Jackson Hewitt® office nearest to you, visit www.jacksonhewitt.com or call 1-800-234-1040. Jackson Hewitt can also be found on Facebook and Twitter.

Contacts:

Investors:	Media:
David G. Weselcouch	Michael J. LaCosta
Vice President, Treasury and Investor Relations	Director of Public Relations
973-630-0809	973-630-0680

# # #